EXHIBIT 99.1

For	further information contact: Joe Passarello Phone: 510-668-2200 Email: jpassarello@thermawave.com
Therma-Wave Announces Additions to Board of Directors
FREMONT, California – December 15, 2005 – Therma-Wave, Inc. (NASDAQ: TWAV), a leading provider of process control and metrology systems used in the manufacture of semiconductors, today announced the addition of Mr. Gregory Graves and Mr. John Willinge to its Board of Directors. The latest appointments increase the number of Therma-Wave Board members from eight to ten.
“We are pleased to announce the addition of Gregory Graves and John Willinge to the Therma-Wave Board of Directors,” stated Papken Der Torossian, Therma-Wave’s Chairman. “Each brings a strong track record of success and Therma-Wave will benefit greatly from the extensive financial as well as strategic counsel that Greg and John offer. The expansion of the Board helps ensure that we best leverage our position as a worldwide leader in the metrology space to the benefit of all our stakeholders and these additions provide an excellent complement to the distinguished Board of Directors already in place.”
Mr. Graves is Senior Vice President Strategic Planning and Business Development of Entegris. Previous to this role, he served as the Chief Business Development Officer of Entegris Minnesota since September 2002 as well as Senior Vice President of Finance from September 2003 to September 2004. Prior to joining Entegris Minnesota, Mr. Graves held positions with Deloitte and Touche, General Motors, The Pillsbury Company, RBC Capital Markets and most recently at U.S. Bancorp Piper Jaffray from June 1998 to August 2002. Mr. Graves has extensive experience in accounting, investment banking as well as corporate development and is a CPA. He holds a B.S. and Masters in Accounting from the University Alabama and an MBA from the Darden School at the University of Virginia.
Mr. Willinge is the founder of Alverstoke Capital Group LLC, an investment management firm based in New York. Prior to forming Alverstoke, he was most recently a Partner at Thomas Weisel Partners LLC where he managed an investment fund. Previously, he was Executive Director of direct investments for a high net worth family. Mr. Willinge also worked at Goldman, Sachs & Co. and Rothschild. Prior to entering the finance industry, Mr. Willinge worked as an operations engineer. Mr. Willinge has 14 years experience in corporate finance, mergers and acquisitions, and investment management and has served as a member of the board of directors of a number of public and private companies. Mr. Willinge received a Master of Business Administration from Harvard Business School, a Bachelor of Commerce from the University of Western Australia, and a Bachelor of Applied Science from Curtin University of Technology.

About Therma-Wave, Inc.
Since 1982, Therma-Wave, Inc., has been revolutionizing process control metrology systems through innovative proprietary products and technologies. The Company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimensions and profile of IC features; and for the monitoring of ion implantation. For further information about Therma-Wave, Inc., access the Company’s web site at: www.thermawave.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include our future working capital requirements, the cyclicality of our business, the loss of one or more large customers, including the delay or cancellation of a significant order, our ability to protect our intellectual property, our ability to successfully compete against larger companies, our ability to access additional capital in the future, our ability to develop new and advanced products in the future, our ability to attract and retain key personnel, our ability to receive supplies from single source suppliers, possible disruptions to our business and the impact on remaining employees of the restructuring activities, disruptions at our manufacturing facility and general political, economic and stock market conditions and events, both domestically and internationally. These factors and others are described in more detail in our public reports filed with the Securities and Exchange Commission, such as those discussed in the “Factors Affecting Future Results” section of our Annual Report on Form 10-K for the fiscal year ended April 3, 2005, all quarterly reports on Form 10-Q for the following fiscal quarters, all subsequent current reports on Form 8-K and all of our prior press releases. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no duty to update these forward-looking statements.
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